EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL INC. TAKES STEPS TO END LAS VEGAS CLUB LOSSES BY CURTAILING ITS OPERATION

LAS VEGAS – (April 12, 2011) – Rick’s Cabaret International, Inc. (NASDAQ: RICK) said today it has sharply reduced operations at its Las Vegas location in order to eliminate losses as it seeks a buyer for the property.

“We have done everything possible to make this location viable since its acquisition in 2008 and we now believe it is in our shareholders’ best interests not to continue these efforts,” said Eric Langan, President and CEO of Rick’s Cabaret. “We do not believe the Las Vegas market itself will return to its former strength in the near future, and thus it is more logical for us to use our financial and management resources to focus on viable acquisitions and grow our other properties. While the curtailment of operations in Las Vegas will result in a top-line revenue decline for the company, the bottom line benefit will be immediate, and we will make use of potential future tax benefits.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to 22 upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements are described in forms filed with the SEC from time to time and available at www.ricksinvestor.com or on the SEC's internet website at www.sec.gov.   Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com